FIRST AMENDED AND RESTATED

INDEMNITY AGREEMENT

THIS FIRST AMENDED AND RESTATED INDEMNITY AGREEMENT (the "Agreement") is made as of the ____ day of ____________, 20__, by and between BERRY PETROLEUM COMPANY, a Delaware corporation (the "Corporation"), and the undersigned ("Agent"), with reference to the following facts:

NOW, THEREFORE, in consideration of Agent's continued service and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Corporation will pay on behalf of Agent, and his executors, administrators, or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a Director and/or Officer of Corporation and solely because of his being a Director and/or Officer. The payments which Corporation will be obligated to make hereunder shall include, inter alia, damages, fines, judgments, settlements and costs, costs of investigation (excluding salaries of officers or employees of Corporation) and costs of defense of legal actions, claims, and proceedings, whether civil, criminal, arbitrational, administrative or investigative, and appeals therefrom, including attorneys' fees, and costs of attachment or similar bonds; provided, however, that Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity or for any other reason.

2.  For purposes of this Agreement, Agent's capacity as a Director and/ Officer of Corporation shall include any service by Agent as Director, Officer, employee, trustee or agent for, on behalf or at the request of Corporation which imposes duties on, or involves services by, Agent with respect to any employee benefit plan, its participants, or beneficiaries. References to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of Corporation for purposes of this Agreement.

3.  If a claim under this Agreement is not paid by Corporation, or on its behalf, within ninety (90) days after a written claim has been received by Corporation, the claimant may at any time thereafter bring suit against Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

4.  In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Corporation effectively to bring suit to enforce such rights.

5.  Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against Agent:

     a. For which payment is actually made to Agent under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

     b. For which Agent is entitled to indemnity and/or payment by reason of having given notice of any circumstance which might give rise to a claim under any policy of insurance;

      c. For which Agent is indemnified by Corporation otherwise than pursuant to this Agreement;

d. Based upon or attributable to Agent gaining in fact any personal profit or advantage to which he was not legally entitled;

     (e) For an accounting or profits made from the purchase or sale by Agent of securities of Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

     (f) Brought about or contributed to by the dishonesty of Agent seeking payment hereunder; however, notwithstanding the foregoing, Agent shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Agent shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

6. No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without Corporation's consent, which consent shall not be unreasonably withheld.

7. Agent, as a condition precedent to his right to be indemnified under this Agreement, shall give to Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Any and all notices, demands, requests or other communications required or permitted by this Agreement or by law to be served on, given to or delivered to any party hereto by any other party to this Agreement shall be in writing and shall be deemed duly served, given or delivered when personally delivered to the party or to a trustee or an officer of the party or, in lieu of such personal delivery, when deposited in the United States mail, with first-class postage prepaid.

If to Agent: The current address in Corporation's books and records.

If to Corporation: Berry Petroleum Company

                            5201 Truxtun Avenue, Suite 300

                            Bakersfield, California 93309

                            Attention: Corporate Secretary

Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Either party may change their address, for the purposes of this paragraph, by giving notice of the change, in the manner required by this paragraph, to the other party.

8. Costs and expenses (including attorneys' fees) incurred by Agent in defending or investigating any action, suit, proceeding or investigation shall be paid by Corporation in advance of the final disposition of such matter, if Agent shall undertake in writing to repay any such advances in the event that it is ultimately determined that Agent is not entitled to indemnification under the terms of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, no advance shall be made by Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel, that, based upon the facts known to the Board or counsel at the time such determination is made, (a) Agent acted in bad faith or deliberately breached his duty to Corporation or its stockholders, and (b) as a result of such actions by Agent, it is more likely than not that it will ultimately be determined that Agent is not entitled to indemnification under the terms of this Agreement.

9. The rights of indemnification and to receive advancement of expenses as provided in this Agreement shall not be deemed exclusive of any other rights to which Agent may at any time be entitled under applicable law, the Certificate of Incorporation or Bylaws of Corporation, any agreement, a vote of stockholders or a resolution of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or any provision hereof shall be effective as to any Agent with respect to any action taken or omitted by such Agent in his capacity as a Director and/or Officer prior to such amendment, alteration or repeal.

10. This Agreement shall be governed by and construed in accordance with Delaware law.

11. This Agreement shall be binding upon all successors and assigns of Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of Agent.

12. The provisions of this Agreement are severable, and if any one or more paragraphs, clauses or provisions of this Agreement are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall continue in full force and effect and shall be binding and enforceable unless deletion of the invalid or unenforceable provision or portion thereof would defeat the essential purposes of the parties hereto as expressed in this Agreement.

13. This Agreement replaces and supersedes all other Indemnity Agreements between this Corporation and the undersigned. All agreements and obligations of Corporation contained herein shall continue during the period Agent is a Director and/or Officer and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Agent was serving in the capacity referred to herein.

14. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which will constitute a fully-executed Agreement. Transmittal and receipt of a facsimile copy of this Agreement with the facsimile signature(s) shall be binding on the parties hereto, with the original executed Agreement to be delivered subsequently via overnight mail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

BERRY PETROLEUM COMPANY,

a Delaware corporation

By:________________________________________

AGENT:

By: _____________________________________